Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-183544 on Form S-1, Registration Statement No. 333-179146 on Form S-1, Registration Statement No. 333-175779 on Form S-1 and Registration Statement No. 333-176537 on Form S-8 of our report dated October 12, 2012, with respect to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the years ended July 31, 2012 and 2011, included in this Annual Report on Form 10-K for the years ended July 31, 2012 and 2011 and for the period from inception (February 8, 2008) to July 31, 2012.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 15, 2012